SECOND MODIFICATION AGREEMENT

This Second Modification Agreement (“Agreement”), dated as of May 29, 2009 is entered into by and among Stem Cell Innovations, Inc., a Delaware corporation (the “Company”), Margie Chassman (“Chassman”) and Alpha Capital Anstalt (“Alpha”).

WHEREAS, the Company and Alpha are parties to a subscription agreement dated November 16, 2006 relating to an aggregate secured investment of $2,000,000 by Alpha (the “Subscription Agreement”) in Notes (“Notes”) convertible into $.01 par value Common Stock of the Company and Common Stock Purchase Warrants related thereto (“Warrants”), which agreements and instruments were modified by a Modification Agreement dated as of December 31, 2008 by and among the Company, Alpha and the Lenders identified therein (the “First Modification Agreement”); and

WHEREAS, Alpha has made or agreed to make additional loans to the Company in the amount of $300,000 pursuant to a Subscription Agreement dated as of December 31, 2008 (the “December Subscription Agreement”); and

WHEREAS, Chassman has made loans to the Company in the amount of no less than $1,050,000 and is willing to agree to make certain additional loans to the Company on the terms and conditions set forth herein;

WHEREAS, the parties wish to provide for continued funding of the Company’s operations on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement, the parties hereto hereby agree as follows:

1. Ratification and Incorporation of Agreements. Except as expressly modified by this Agreement, (a) the Company hereby acknowledges, confirms and ratifies all of the terms and conditions set forth in, and all of its obligations under the Subscription Agreement, the December Subscription Agreement, the First Modification Agreement, the Notes and the Warrants and all agreements and instruments contemplated thereby, which documents are valid, binding and in full force and effect and (b) all of the terms and conditions set forth in the foregoing documents are incorporated herein by this reference as if set forth in full herein.

2. Right of First Refusal Waiver. In connection with the loan to the Company described in Section 3 below, and the other transactions contemplated hereby, Alpha waives its right of first refusal granted pursuant to Section 10 of the December Subscription Agreement.

3. Chassman Loan. Not later than ten (10) days after the amendment of the Company’s Certificate of Incorporation to permit the conversions contemplated by Section 4 hereof is approved by the Company’s shareholders and the same day of each of the five (5) months thereafter, Chassman agrees to loan the Company the sum of $500,000 in six equal monthly installments. The notes representing Chassman’s loan shall be on the same terms as the notes contemplated by the December Subscription Agreement, provided, however, that Chassman’s notes shall be unsecured and shall have a term of three (3) years. Failure by Chassman to timely loan the Company said sum will be an Event of Default under the Notes and the notes contemplated by the December Subscription Agreement.

4. Chassman Debt. Additionally, upon shareholder approval of amendements to the Company’s Certificate of Incorporation to reduce the par value of the Company’s Common Stock and increase the number of authorized shares of such Common Stock, which amendments the Company agrees to diligently pursue to permit the conversions contemplated by this Section 4, Chassman will be entitled, in lieu of the conversion adjustment set forth in Section 12 of the First Modification Agreement, to convert $1,000,000 of debt owed by the Company to Chassman into 5,000,000,000 shares of the Company’s Common Stock at a per share price of $.0002. In connection with this right, the Company shall immediately convert such debt (or all rights with respect thereto currently held by Chassman) into shares of the Company’s Series 3 Convertible Preferred Stock convertible into 5,000,000,000 shares of the Company’s Common Stock on the terms and conditions set forth in the Certificate of Designations attached hereto as Exhibit 1.

5. Chassman Assignment   Additionally, upon approval of the amendments to the Company’s Certificate of Incorporation to reduce the par value of the Company’s Common Stock and increase the number of authorized shares of such Common Stock, Chassman will assign 100,000,000 shares of the Company’s Common Stock to Alpha and 50,000,000 shares of such Common Stock to Momona Capital Corp. for no additional consideration.

6. Management Stock Options. It shall be a condition of the continuing obligation of Chassman to make advances under the loan described in Section 3 hereof that, within 60 days after the shareholder approval of the amendments to the Company’s Certificate of Incorporation to reduce the par value of the Company’s Common Stock and increase the number of authorized shares of such Common Stock, the Company take all necessary corporate actions to grant 5-year, fully vested stock purchase options to James H. Kelly, the Company’s CEO, and Mark S. Germain, the Company’s Chairman of the Board, to purchase Common Stock representing, respectively, 6% and 4% of the fully diluted shares of Common Stock outstanding on the date of the grant at an exercise price equal to the market value per share of such Common Stock on the date of the grant. Failure of the Company to timely grant such options will be an Event of Default under the Notes and the notes contemplated by the December Subscription Agreement.

7. Representations and Warranties. In order to induce Alpha and Chassman to enter into this Agreement, the Company represents and warrants to each of them as follows:

A. Power and Action. The Company has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations hereunder and thereunder.

B. Authorization and Agreement. The execution and delivery of this Agreement by the Company and the performance hereunder and thereunder have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Company.

C. Enforceability. This Agreement constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

D. No Violation or Conflict. The execution and delivery by the Company of this Agreement and the performance by the Company hereunder and thereunder do not and will not (i) contravene, in any respect, any provision of any law, regulation, decree, ruling, judgment or order that is applicable to the Company or its properties or other assets, or (ii) result in a breach of or constitute a default under the charter, bylaws or other organizational documents of the Company or any material agreement, indenture, lease or instrument binding upon the Company or its properties or other assets.

E. Governmental Consents. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body, other than the filing of the Certificate of Designations and the Certificate of Amendment to the Company’s Certificate of Incorporation contemplated by Section 4 hereof, is required for the due execution, delivery and performance by the Company of this Agreement.

F. Effect on Agreements. Except as specifically provided herein, the Subscription Agreement, the December Subscription Agreement, the First Modification Agreement, the Notes and the Warrants and all agreements and instruments contemplated thereby remain in full force and effect in accordance with their respective terms, including without limitation any Security Agreement and Subsidiary Guaranty, each of which remain in full force and effect.

G. Governing Law: Consent to Jurisdiction and Venue. THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS AND DECISIONS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THE COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED WITHIN THE COUNTY OF NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN COMPANY AND LENDERS PERTAINING TO THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT.

8. Miscellaneous.

A.. The Company undertakes to make a public announcement on Form 8-K describing the terms of this Agreement not later than the fourth business day after the execution of this Agreement.

B. This Agreement (i) contains the entire understanding of the parties with respect to the subject matter hereof, (ii) may not be amended except in writing signed by all of the parties hereto, (iii) shall inure to the benefit of the parties hereto and their respective successors and assigns, (iv) may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

C. Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement. Section headings used herein are for convenience of reference only, are not part of this Agreement, and are not to be taken into consideration in interpreting this Agreement.

D. The Company represents and warrants that it (a) has engaged counsel and understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to have this Agreement reviewed by, and to discuss this Agreement with such attorneys and other persons as the Company may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any person. The parties hereto acknowledge and agree that neither this Agreement nor the other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

E. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of any executed counterpart of this Agreement by telefacsimile or electronic communication shall have the same force and effect as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or electronic communication also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement as to such party or any other party.

8. Each of the undersigned states that he has read the foregoing Agreement and understands and agrees to it and the terms set forth herein represents the entire agreement between the parties.

STEM CELL INNOVATIONS, INC.

By: /s/ JAMES H. KELLY

James H. Kelly, CEO

ALPHA CAPITAL ANSTALT

By:/s/KONRAD ACKERMAN
Konrad Ackerman, President

/s/MARGIE CHASSMAN

Margie Chassman

EXHIBIT 1

CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS OF
SERIES 3 CONVERTIBLE PREFERRED STOCK
OF
STEM CELL INNOVATIONS, INC.
A Delaware Corporation

Pursuant to Section 151 of the
Delaware General Corporation Law

1. Authorizing Resolutions.

Stem Cell Innovations, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions were duly adopted on May 17, 2009 by the Board of Directors of the Corporation pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law:

RESOLVED, that, pursuant to the authority conferred upon the Board of Directors by Article IV of the Certificate of Incorporation of the Corporation, there is hereby established a series of authorized preferred stock of the Corporation having a par value of $.01 per share (the “Preferred Stock”), which series shall be designated as Series 3 Convertible

Preferred Stock (the “Series 3 Preferred Stock”) and shall consist of ten thousand (10,000) shares;

RESOLVED FURTHER, that the relative rights and preferences of the shares of the Series 3 Preferred Stock of the Corporation shall be as follows:

A. Rank. The Series 3 Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank junior to any other series of Preferred Stock hereafter established by the Board of Directors, unless the statement establishing such series provides that it ranks on a parity with the Series 3 Preferred Stock and prior to the Common Stock, par value $.01 per share (the “Common Stock”), of the Corporation.

B. Dividends. 1. The holders of the shares of Series 3 Preferred Stock shall be entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor, provided, that no dividends shall be declared with respect to the Series 1 Preferred Stock except as required by subparagraph B(4)(b) or B(5) hereof. Such dividends shall be paid in cash or in the same property used for payment of any substantially concurrent dividend on the Common Stock. Such dividends shall be paid to the holders of record of the Series 3 Preferred Stock at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared; provided, however, that such date shall not be more than 60 nor less than 10 days prior to the respective dividend payment date.

2. All dividends paid with respect to shares of Series 3 Preferred Stock pursuant to paragraph B(1) shall be paid pro rata to the holders entitled thereto.

3. Notwithstanding anything contained herein to the contrary, no cash dividends on shares of the Series 3 Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder; provided, however, that nothing herein contained shall in any way or under any circumstances, except as expressly described herein, be construed or deemed to require the Board of Directors to declare or the Corporation to pay or set apart for payment any dividends on shares of the Series 3 Preferred Stock at any time, whether permitted by any of such agreements or not.

4. (a) Holders of shares of the Series 3 Preferred Stock shall be entitled to receive the dividends provided for in paragraph B(1) hereof in preference to and in priority over any dividends upon the Common Stock.

(b) So long as any shares of the Series 3 Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Common Stock or any warrants, rights, calls or options exercisable for the Common Stock or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Common Stock to the holders of such stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase any of the Common Stock or warrants, rights, calls or options exercisable for the Common Stock, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase or distribution, as the case may be, a pro rata payment or distribution is made on shares of the Series 3 Preferred Stock equal in the aggregate to the amount the holders of the Series 3 Preferred Stock would have received had their shares been converted to Common Stock on the basis set forth herein (without regard to whether or not such Common Stock had yet been authorized for issuance) immediately prior to such declaration, payment, setting apart for payment, purchase or distribution, as the case may be.

5. From and after the second anniversary of the first issuance of shares of Series 3 Preferred Stock (the “Commencement Date”), holders of the shares of the Series 3 Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, in addition to the dividends required pursuant to subparagraph B(4)(b) hereof, cumulative cash dividends at the annual rate of $5.00 per share, in equal semi-annual payments on the last business day of June and December (each of such dates being a “dividend payment date”) in each year with respect to the six month period ending on the last day of the month in which the dividend payment date occurs. Each of such semi-annual dividends shall be fully cumulative and shall accrue (whether or not declared), without interest, from the first day of the six-month period in which such dividend may be payable as herein provided, except that, with respect to the first semi—annual dividend, such dividend shall accrue from the Commencement Date.

6. Subject to the foregoing provisions of this Section B, the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on the Common Stock and may purchase or otherwise redeem any warrants, rights or options exercisable for Common Stock, and the holders of the shares of the Series 3 Preferred Stock shall not be entitled to share therein.

C. Liquidation Preference. 1. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series 3 Preferred Stock then outstanding shall be entitled to be paid ratably, out of the assets of the Corporation available for distribution to its stockholders after the payment or provision for any payment of amounts due to holders of securities ranking senior to the Series 1 Preferred Stock (the “Liquidation Value”), before any payment shall be made or any assets distributed to the holders of the Common Stock, to the extent available, an aggregate amount in cash equal to the greater of (a) $100.00 per share of Series 3 Preferred Stock and (b) the amount the holders of the Series 3 Preferred Stock would have received had their shares been converted to Common Stock on the basis set forth herein (without regard to whether or not such Common Stock had yet been authorized for issuance) immediately prior to such liquidation, dissolution or winding up.

2. For the purposes of this Section C, the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or any substantial part of the property or assets of the Corporation or the consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the affairs of the Corporation for purposes of determining the relative amounts of consideration to be paid to the holders of any class of capital stock of the Corporation.

D. Conversion. Immediately upon the date the Corporation first has a sufficient number of authorized and unissued shares of Common Stock reserved and a par value on such Common Stock to permit conversion of the Series 3 Preferred Stock in full, the Series 3 Preferred Stock shall be convertible into fully paid and nonassessable shares of Common Stock, at the rate of five hundred thousand (500,000) shares of Common Stock for each share of Series 3 Preferred Stock (the “Conversion Rate”), which rate is subject to adjustment as provided in Section G below.

E. Mechanics of Conversion. The holders of any shares of Series 3 Preferred Stock shall convert such Series 3 Preferred Stock in accordance with Section D hereof by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted. The date on which the certificate or certificates representing any shares of the Series 3 Preferred Stock are presented to the Corporation for conversion is referred to herein as a “Conversion Date.” As promptly as practicable after any Conversion Date, the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full and fractional shares of Common Stock to which such holder is entitled in connection with such conversion. The person or persons in whose names the certificate or certificates for Common Stock are to be issued upon conversion shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. If any holder of shares of Series 3 Preferred Stock shall desire to have the certificate or certificates for shares issued in a name or names other than the name or names of the holder or holders of record of such shares of Series 3 Preferred Stock, such certificate or certificates shall be duly endorsed to the transferee or in blank or shall be accompanied by a proper instrument or instruments of assignment to such transferee or executed in blank; such certificate or certificates shall also be accompanied by proof of payment of any applicable transfer taxes. From and after any Conversion Date, each share of Series 3 Preferred Stock being converted to Common Stock on such date shall be deemed to have been converted in accordance herewith, and each certificate representing such shares of Series 3 Preferred Stock shall for all purposes represent only the right to receive such shares of Common Stock into which the Series 3 Preferred Stock represented thereby is convertible.

F. Voting Rights. Except as set forth in this Section F or as otherwise required pursuant to the provisions of the Delaware General Corporation Law, the holders of the Series 3 Preferred Stock shall not be entitled to any vote with respect to matters presented to the Corporation’s stockholders for a vote.

1. So long as any shares of the Series 3 Preferred Stock remain outstanding, the Corporation will not, either directly or indirectly or through merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least 66-2/3% of the shares of Series 3 Preferred Stock then outstanding, amend, alter or repeal any of the provisions of the Certificate establishing the Series 3 Preferred Stock or the Certificate of Incorporation, as amended, of the Corporation, or authorize any reclassification of the Series 3 Preferred Stock, so as in any such case to affect adversely the preferences, special rights or powers of the Series 3 Preferred Stock.

2. So long as any shares of the Series 3 Preferred Stock remain outstanding, the Corporation will not, either directly or indirectly or through merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent with or without a meeting of stockholders of at least 66-2/3% in voting power of shares of the Series 1 Preferred Stock then outstanding, increase the authorized number of shares of Series 3 Preferred Stock or create, or increase the authorized number of shares of, any other class of capital stock of the Corporation ranking on a parity with the Series 3 Preferred Stock either as to payment of dividends or upon liquidation, dissolution or winding up of the Corporation.

G. Adjustment of Conversion Rate. The Conversion Rate shall be subject to adjustment from time to time as follows:

1. Stock Dividends, Subdivisions and Combinations. If the Corporation shall:

(a) declare a dividend payable in, or a distribution of, Common Stock, to the holders of such Common Stock or any other class or series of the Corporation’s capital stock, or

(b) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

(c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then the Conversion Rate in effect at the time of the record date for such dividend or distribution shall be adjusted, as of the effective date for such subdivision or combination, to that number determined by multiplying such Conversion Rate by a fraction (x) the numerator of which shall be the total number of outstanding shares of Common Stock immediately after such event, and (y) the denominator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event.

2. Mergers and Consolidations. In case of any consolidation with or merger of the Corporation with or into any other corporation, or in the case of a sale, lease, mortgage, pledge, exchange, transfer or other disposition by the Corporation of all or substantially all of its assets, or any reclassification of stock of the Corporation (other than a change in par value or from no par value to par value or from par value to no par value, or a result of a stock dividend or subdivision or a combination of shares), each share of Series 3 Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of such Series 3 Preferred Stock (without regard to whether such Common Stock is then authorized) would have been entitled upon such consolidation, merger, disposition or reclassification; and, in any such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series 3 Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series 3 Preferred Stock, and any agreement entered into by the Corporation with respect to any such consolidation, merger, disposition or reclassification shall contain provisions giving effect to the adjustments provided for in this subparagraph G(5).

3. Notice of Adjustments. Whenever the Conversion Rate of the Series 3 Preferred Stock shall be adjusted pursuant to this Section G, the Corporation shall promptly prepare a certificate signed by the president or the chief executive officer and the chief financial officer of the

Corporation setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors made any determination hereunder) and the Conversion Rate per share of Series 3 Preferred Stock after giving effect to such adjustment, and shall promptly cause copies of such certificate to be mailed (by first class mail postage prepaid) to each of the holders of the Series 3 Preferred Stock.

H. Notice. The holders of shares of the Series 3 Preferred Stock shall receive notice not less than ten (10) days before the occurrence of any of the following: (i) the declaration of any record date; and (ii) any meeting of the holders of shares of the Common stock called by the

Corporation’s Board of Directors (which notice must set forth in reasonable detail the business to be transacted at such meeting).

I. Limitation on Conversions. Notwithstanding any provision of Paragraphs D or E hereof, no holder of Series 3 Preferred Stock shall be entitled to convert shares of Series 3 Preferred Stock into Common Stock of the Corporation if the effect of such conversion would be to cause such holder to beneficially own 5% or more of the Common Stock of the Corporation calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, unless the holder of such Series 3 Preferred Stock shall have given not less than sixty-one days’ notice to the Corporation that the limitation set forth in this Paragraph I shall no longer apply to the Series 3 Preferred Stock held by such holder.

RESOLVED, FURTHER, that, before the Corporation shall issue any shares of the Series 3 Preferred Stock, a Certificate pursuant to Section 151 of the Delaware General Corporation Law shall be made, executed, acknowledged and filed in accordance with the provisions of such law, and the proper officers of the Corporation are hereby authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes and intent of this and the foregoing resolutions.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its duly authorized officer this        day of      , 2009.

STEM CELL INNOVATIONS, INC.

By:
Name:
Title: